Sabre reports significant financial improvement in 2024 results; expects double-digit YoY distribution bookings and CRS transaction growth in 2025

2024 Business highlights:
•Achieved revenue and Adjusted EBITDA guidance for Q4 and full year 2024
•Generated an 8 point year-over-year improvement in operating margin from solid revenue growth and lower operating costs
•Launched SabreMosaicTM, a next-generation offer-and-order platform, and announced commercial partnerships with Virgin Australia and Riyadh Air
•Secured large airline and agency wins, setting the foundation for 2025 growth
•Achieved Hospitality Solutions Adjusted EBITDA target
•Refinanced ~$1.9 billion of the Company's debt maturities; plan to pay 2025 maturities as they come due

2024 Financial results:
•Revenue totaled $715 million in Q4 and $3,030 million for the full year
•Operating income totaled $57 million in Q4 and $286 million for the full year
•Net loss attributable to common stockholders totaled $75 million in Q4 and $279 million for the full year
•Generated $115 million of Adjusted EBITDA(1) in Q4 and $517 million for the full year
•Ended year with cash balance of $746 million

SOUTHLAKE, Texas – February 20, 2025 – Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter and year ended December 31, 2024.

"Sabre’s performance this quarter and for full year 2024, along with our expectations for 2025, highlights the continued progress we are making against our strategy. We delivered solid revenue and Adjusted EBITDA growth, reflecting strong momentum,” said Kurt Ekert, President and CEO.

Ekert continued, "Our team achieved key product development milestones and secured meaningful commercial wins, accelerating our growth trajectory. We believe the success of our strategy—focused on delivering an end-to-end travel commerce platform and intelligent retailing solutions—positions us to achieve double-digit year-on-year growth in both distribution bookings and CRS transactions in 2025. We are excited about the opportunities ahead and believe that our technology, innovation, and talent will drive long-term value for our customers and stakeholders."

Q4 2024 Financial Summary

Consolidated fourth quarter revenue totaled $715 million, a 4% improvement versus $687 million in the fourth quarter of 2023. Revenue growth was driven by positive performance in both Travel Solutions and Hospitality Solutions, including an increase in global air and hotel bookings, and favorable rate impacts from travel supplier mix.

Operating income totaled $57 million versus operating income of $37 million in the fourth quarter of 2023. The improvement in operating results was driven by the items impacting revenue described above, a decrease in technology expenses due to cost savings related to our cloud migrations, lower labor and professional services costs, and lower depreciation and amortization. These positive impacts were partially offset by increased Travel Solutions incentive expenses and an increase in a litigation reserve.

Net loss attributable to common stockholders totaled $75 million, an improvement versus a net loss of $96 million in the fourth quarter of 2023. Diluted net loss attributable to common stockholders per share (EPS) totaled $0.19, versus diluted net loss attributable to common stockholders per share of $0.26 in the fourth quarter of 2023. The improvement in net loss attributable to common stockholders was driven by the improvement in operating income described above and a reduction in income tax expense, partially offset by debt modification costs of $21 million associated with the refinancing activity in the quarter and higher interest expense.

Adjusted EBITDA was $115 million, an improvement versus Adjusted EBITDA of $96 million in the fourth quarter of 2023. The improvement in Adjusted EBITDA was primarily driven by revenue growth due to an increase in global air and hotel bookings and favorable rate impacts from travel supplier mix, lower technology expenses due to cost savings related to our cloud migrations, and a decrease in labor and professional services expenses. These impacts were partially offset by increased Travel Solutions incentive expenses.

Sabre reported Adjusted EPS of ($0.08), an improvement versus ($0.12) in the fourth quarter of 2023.

With regards to Sabre's fourth quarter 2024 cash flows (versus prior year):
•Cash provided by operating activities totaled $83 million (vs. $96 million)
•Cash used in investing activities totaled $16 million (vs. $29 million)
•Cash used in financing activities totaled $6 million (vs. $22 million)
•Capitalized expenditures totaled $16 million (vs. $19 million)

Free Cash Flow for the quarter was $67 million, versus Free Cash Flow of $77 million in the fourth quarter of 2023. Free Cash Flow for the quarter includes $19 million paid for debt modification costs associated with the refinancing activity in the fourth quarter of 2024.

Full Year 2024 Financial Summary

For the full year 2024, Sabre consolidated revenue totaled $3.0 billion, a 4% improvement versus $2.9 billion for the prior year. Revenue growth was driven by positive performance in both Travel Solutions and Hospitality Solutions, including favorable rate impacts from travel supplier mix and an increase in global air and hotel bookings.

Operating income was $286 million, a significant improvement versus operating income of $47 million in 2023. The improvement in operating results was driven by the items impacting revenue described above, lower labor and professional services costs and a $61 million decrease in restructuring charges, both driven by our cost reduction plan, a decrease in technology expenses due to cost savings related to our cloud migrations, and lower depreciation and amortization. These impacts were partially offset by increased Travel Solutions incentive expenses, an increase in indirect taxes, and an increase in a litigation reserve.

Net loss attributable to common stockholders totaled $279 million versus net loss of $542 million in 2023. Diluted net loss attributable to common stockholders per share totaled $0.73, versus diluted net loss attributable to common stockholders per share of $1.56 in 2023. The decrease in the net loss attributable to common stockholders was driven by the improvement in operating income described above, an income tax benefit of $2 million in the current period versus income tax expense of $35 million in the prior year, and a loss on the extinguishment of debt of $38 million as a result of a refinancing activity that occurred during 2024 versus a loss on the extinguishment of debt of $109 million during 2023. These items were partially offset by a $62 million increase in interest expense, $21 million in debt modification costs associated with the refinancing activity that occurred in the fourth quarter of 2024, and a $16 million increase primarily due to other non-operating gains recognized in the prior year that did not repeat in 2024.

Adjusted EBITDA was $517 million, an improvement versus Adjusted EBITDA of $337 million in 2023. The improvement in Adjusted EBITDA was driven by revenue growth due to favorable rate impacts from travel supplier mix and an increase in global air and hotel bookings, lower technology expenses due to cost savings related to our cloud migrations, and a decrease in labor and professional services expenses driven by our cost reduction plan. These impacts were partially offset by increased Travel Solutions incentive expenses.

For the full year 2024, Sabre reported Adjusted EPS of ($0.19), versus ($0.52) per share in 2023.

With regard to Sabre's full year 2024 cash flows (versus prior year):
•Cash provided by operating activities totaled $71 million (vs. $56 million)
•Cash used in investing activities totaled $30 million (vs. $110 million)
•Cash provided by financing activities totaled $40 million (vs. used in $94 million)
•Capitalized expenditures totaled $84 million (vs. $87 million)

Free Cash Flow for the full year was negative $14 million, versus Free Cash Flow of negative $31 million in 2023. Free Cash Flow for the year includes $19 million paid for debt modification costs associated with the refinancing activity in the fourth quarter of 2024.

Financial Results

	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except for EPS; unaudited):	2024	2023	% Change (B/W)	2024	2023	% Change (B/W)
Total Company:

Revenue	$714,724	$687,053	4	$3,029,565	$2,907,738	4
Operating Income	$57,091	$37,338	53	$286,158	$47,143	507
Operating Margin	8.0%	5.4%		9.4%	1.6%
Net loss attributable to common stockholders	$(74,698)	$(96,459)	23	$(278,759)	$(541,865)	49
Diluted net loss income attributable to common stockholders per share (EPS)	$(0.19)	$(0.26)	27	$(0.73)	$(1.56)	53
Net Loss Margin	(10.5)%	(14.0)%		(9.2)%	(18.6)%
Adjusted EBITDA(1)	$115,379	$95,867	20	$516,998	$337,146	53
Adjusted EBITDA Margin(1)	16.1%	14.0%		17.1%	11.6%
Adjusted Net Loss(1)	$(31,306)	$(44,345)	29	$(72,389)	$(179,697)	60
Adjusted EPS(1)	$(0.08)	$(0.12)	33	$(0.19)	$(0.52)	63
Cash provided by operating activities	$82,744	$96,020	(14)	$70,594	$56,239	26
Cash used in investing activities	$(16,096)	$(29,349)	45	$(29,614)	$(109,980)	73
Cash (used in) provided by financing activities	$(6,477)	$(21,701)	70	$39,572	$(94,219)	142
Capitalized expenditures	$(16,096)	$(18,813)	14	$(84,148)	$(87,423)	4
Free Cash Flow(1)	$66,648	$77,207	(14)	$(13,554)	$(31,184)	57
Net Debt (total debt, less cash and cash equivalents)				$4,496,441	$4,313,696

Travel Solutions:

Revenue	$644,861	$621,946	4	$2,744,844	$2,642,077	4
Operating Income	$138,159	$125,761	10	$631,192	$472,927	33
Adjusted EBITDA(1)	$156,205	$144,694	8	$704,576	$558,183	26
Distribution Revenue	$499,770	$475,952	5	$2,173,618	$2,057,044	6
Total Bookings	80,982	78,177	4	363,217	354,709	2
Air Bookings	67,468	65,309	3	307,511	302,656	2
Lodging, Ground and Sea Bookings	13,514	12,868	5	55,706	52,053	7
IT Solutions Revenue	$145,091	$145,994	(1)	$571,226	$585,033	(2)
Passengers Boarded	170,032	173,096	(2)	684,136	688,501	(1)

Hospitality Solutions:

Revenue	$80,765	$75,105	8	$326,819	$304,169	7
Operating Income (loss)	$4,327	$(862)	602	$18,045	$(11,286)	260
Adjusted EBITDA(1)	$8,956	$5,351	67	$38,033	$13,212	188
Central Reservation System Transactions	30,970	28,690	8	127,694	122,142	5
(1)Indicates non-GAAP financial measure; see descriptions and reconciliations below

Travel Solutions

Fourth quarter 2024 results (versus prior year):
•Travel Solutions revenue increased 4% to $645 million driven primarily by an increase in global air and hotel bookings and favorable rate impacts from travel supplier mix.
•Distribution revenue increased by $24 million, or 5% to $500 million, driven by an increase in bookings and an increase in average booking fee due to a favorable shift in bookings mix.
◦Global bookings, net of cancellations, totaled 81 million, an increase of 4% from fourth quarter 2023 levels.
◦Average booking fee totaled $6.17, a 1% improvement versus $6.09 in the fourth quarter of 2023.
•IT Solutions revenue declined by $1 million, or 1%, to $145 million. This decline was driven by lower revenue from de-migrations, partially offset by an increase in other revenue and growth in passengers boarded from existing partners.
•Segment Adjusted EBITDA totaled $156 million, versus $145 million in the fourth quarter of 2023. The improvement in Adjusted EBITDA was driven by increased revenue, and lower technology expenses, partially offset by increased incentive expenses and higher labor and professional services to support our strategic growth initiatives.

Full year 2024 results (versus prior year):
•Travel Solutions revenue increased 4% to $2.7 billion driven primarily by favorable rate impacts from travel supplier mix and an increase in global air and hotel bookings.
•Distribution revenue increased by $117 million, or 6%, to $2.2 billion driven by an increase in average booking fee due to a favorable shift in bookings mix and an increase in bookings.
◦Global bookings, net of cancellations, totaled 363 million, an increase of 2% from 2023 levels.
◦Average booking fee totaled $5.98, a 3% improvement versus $5.80 in 2023.
•IT Solutions revenue declined by $14 million, or 2%, to $571 million. This decline was driven by lower revenue from de-migrations, partially offset by growth in passengers boarded from existing partners and an increase in other revenue.
•Segment Adjusted EBITDA totaled $705 million, versus $558 million in 2023. The improvement in Adjusted EBITDA was driven by increased revenue, lower technology expenses, lower labor and professional services expenses, partially offset by increased incentive expenses.

Hospitality Solutions

Fourth quarter 2024 results (versus prior year):
•Hospitality Solutions revenue increased by $6 million, or 8%, to $81 million. The higher revenue was due to an increase in central reservation system transactions driven by new customer deployments and a favorable mix within our customer base.
◦Central reservation system transactions increased 8% to 31 million.
•Segment Adjusted EBITDA was $9 million, versus $5 million in the fourth quarter of 2023. The improvement in Adjusted EBITDA was primarily driven by increased revenue.

Full year 2024 results (versus prior year):
•Hospitality Solutions revenue increased to $327 million, an improvement of 7% versus revenue of $304 million in 2023. The higher revenue was due to an increase in central reservation system transactions driven by new customer deployments and a favorable mix within our customer base.
◦Central reservation system transactions increased 5% to 128 million.
•Segment Adjusted EBITDA was $38 million, versus $13 million in 2023. The improvement in Adjusted EBITDA was primarily driven by increased revenue, and lower labor and professional services expenses.

Business and Financial Outlook

With respect to the 2025 financial outlook below:
•Full-year Adjusted EBITDA guidance consists of expected net loss attributable to common stockholders of approximately $38 million; less impact of acquisition-related amortization of approximately $35 million; expected stock-based compensation expense of approximately $57 million; expected depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $86 million; expected interest expense, inclusive of issuance costs and debt discounts, net of approximately $528 million; and expected provision of income taxes of approximately $33 million.
•Full-year Free Cash Flow guidance consists of the expected cash from operating activities of at least $285 million less expected additions to property plan and equipment of approximately $85 million.

Full-Year 2025 Financial Outlook

Sabre's full-year 2025 outlook is summarized as follows:

FY 2025
Revenue	High single-digit YoY growth
Adjusted EBITDA	>$700M
Free Cash Flow	>$200M

Conference Call

Sabre will conduct its fourth quarter and full-year 2024 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of its website, investors.sabre.com. A replay of the event will be available for at least 90 days following the event.

About Sabre

Sabre Corporation is a leading technology company that takes on the biggest opportunities and solves the most complex challenges in travel. Sabre harnesses speed, scale and insights to build tomorrow’s technology today – empowering airlines, hoteliers, agencies and other partners to retail, distribute and fulfill travel worldwide. Headquartered in Southlake, Texas, USA, with employees across the world, Sabre serves customers in more than 160 countries globally. For more information visit  www.sabre.com.

Website Information

Sabre routinely posts important information for investors on the Investor Relations section of its website, investors.sabre.com, on its LinkedIn account, and on its X account, @Sabre_Corp. The Company intends to use the Investor Relations section of its website, its LinkedIn account, and its X account as a means of disclosing material, non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Sabre's website, its LinkedIn account and its X account, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Sabre's website, its LinkedIn account or its X account is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that Sabre obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to Sabre's ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. The company has not independently verified this third-party information nor has it ascertained the underlying economic assumptions relied upon in those sources, and cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including, Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss from continuing operations per share ("Adjusted EPS"), Free Cash Flow and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA and Free Cash Flow. We do not provide reconciliations of these forward-looking non-GAAP financial measures to the respective GAAP metrics as we are unable to predict the components of the non-GAAP adjustments contained in the guidance with reasonable certainty and without unreasonable effort; however, see "Business and Financial Outlook" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-Looking Statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as "guidance," "outlook," "target," "expect," "anticipate," "on track," “sustainable,” “growth,” “focus,” “progress,” "continue," "believe," "momentum," "position," "progress," "confident,", "plan," “assume,” "trajectory," "opportunity," "potential," ""benefit," "goal," "confident," "optimistic," “will,” "forecast," "strategy," "estimate," "project," “may,” “should,” “would,” “intend," or the negative of these terms, where applicable, or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, the timing, implementation and effects of our growth strategies; dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes; the completion and effects of travel platforms; exposure to pricing pressure in the Travel Solutions business; changes affecting travel supplier customers; maintenance of the integrity of our systems and infrastructure and the effect of any security incidents; competition in the travel distribution industry and solutions industry; failure to adapt to technological advancements; implementation of software solutions; implementation and effects of new, amended or renewed agreements and strategic partnerships; dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements; dependence on relationships with travel buyers; our ability to recruit, train and retain employees; our collection, processing, storage, use and transmission of personal data and risks associated with PCI compliance; the effects of cost savings initiatives and technology transformation; the effects of new legislation or regulations or the failure to comply with regulations or other legal requirements; use of third-party distributor partners; the financial and business results and effects of acquisitions and divestitures of businesses or business operations; reliance on the value of our brands; reliance on third parties to provide information technology services and the effects of these services; the effects of any litigation, regulatory reviews and investigations; adverse global and regional economic and political conditions; risks related to global conflicts; risks arising from global operations; risks related to our significant amount of indebtedness, including increases in interest rates and our ability to refinance our debt; and tax-related matters.

More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Annual Report on Form 10-K filed with the SEC on February 20, 2025 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

_______________________________
(1) Adjusted EPS and Adjusted EBITDA are non-GAAP measures. See the appendix to this release for a discussion of non-GAAP financial measures, including reconciliations to the most closely correlated GAAP measure.

Contacts:

Media	Investors
Cassidy Smith-Broyles	Brian Roberts
cassidy.smith-broyles@sabre.com	brian.roberts@sabre.com
sabrenews@sabre.com	sabre.investorrelations@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$714,724	$687,053	$3,029,565	$2,907,738
Cost of revenue, excluding technology costs	289,907	272,074	1,254,739	1,189,606
Technology costs	213,155	237,475	865,998	1,036,596
Selling, general and administrative	154,571	140,166	622,670	634,393
Operating income	57,091	37,338	286,158	47,143
Other expense:
Interest expense, net	(127,933)	(122,588)	(509,643)	(447,878)
Loss on extinguishment of debt, net	—	—	(37,994)	(108,577)
Equity method income	747	648	2,606	2,042
Other, net	(21,240)	5,667	(21,587)	13,751
Total other expense, net	(148,426)	(116,273)	(566,618)	(540,662)
Loss from continuing operations before income taxes	(91,335)	(78,935)	(280,460)	(493,519)
(Benefit) provision for income taxes	(16,375)	18,159	(1,777)	34,729
Loss from continuing operations	(74,960)	(97,094)	(278,683)	(528,248)
Income from discontinued operations, net of tax	—	825	—	308
Net loss	(74,960)	(96,269)	(278,683)	(527,940)
Net (loss) income attributable to noncontrolling interests	(262)	190	76	(332)
Net loss attributable to Sabre Corporation	(74,698)	(96,459)	(278,759)	(527,608)
Preferred stock dividends	—	—	—	14,257
Net loss attributable to common stockholders	$(74,698)	$(96,459)	$(278,759)	$(541,865)

Basic net loss per share attributable to common stockholders:
Loss from continuing operations	$(0.19)	$(0.26)	$(0.73)	$(1.56)
Loss from discontinued operations	—	—	—	—
Net loss per common share	$(0.19)	$(0.26)	$(0.73)	$(1.56)
Diluted net loss per share attributable to common stockholders:
Loss from continuing operations	$(0.19)	$(0.26)	$(0.73)	$(1.56)
Loss from discontinued operations	—	—	—	—
Net loss per common share	$(0.19)	$(0.26)	$(0.73)	$(1.56)
Weighted-average common shares outstanding:
Basic	385,880	379,524	383,733	346,567
Diluted	385,880	379,524	383,733	346,567

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$724,479	$648,207
Restricted cash	21,039	21,037
Accounts receivable, net	339,978	343,436
Prepaid expenses and other current assets	77,722	145,911
Total current assets	1,163,218	1,158,591
Property and equipment, net of accumulated depreciation	248,399	233,677
Equity method investments	22,470	22,343
Goodwill	2,552,938	2,554,039
Acquired customer relationships, net of accumulated amortization	192,064	214,190
Other intangible assets, net of accumulated amortization	145,819	161,913
Deferred income taxes	8,113	10,201
Other assets, net	301,908	317,240
Total assets	$4,634,929	$4,672,194

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$263,679	$231,767
Accrued compensation and related benefits	114,937	135,620
Accrued subscriber incentives	265,065	237,421
Deferred revenues	72,111	108,256
Other accrued liabilities	195,769	197,609
Current portion of debt	230,214	4,040
Total current liabilities	1,141,775	914,713
Deferred income taxes	37,242	30,745
Other noncurrent liabilities	212,907	258,719
Long-term debt	4,834,776	4,829,461
Redeemable noncontrolling interests	12,928	14,375
Stockholders’ equity
Common stock: $0.01 par value; 1,000,000 authorized shares; 414,754 and 405,915 shares issued, 385,932 and 379,569 shares outstanding at December 31, 2024 and 2023, respectively	4,147	4,059
Additional paid-in capital	3,304,466	3,249,901
Treasury stock, at cost, 28,822 and 26,346 shares at December 31, 2024 and 2023, respectively	(526,789)	(520,124)
Accumulated deficit	(4,327,152)	(4,048,393)
Accumulated other comprehensive loss	(73,747)	(73,922)
Noncontrolling interest	14,376	12,660
Total stockholders’ deficit	(1,604,699)	(1,375,819)
Total liabilities and stockholders’ deficit	$4,634,929	$4,672,194

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2024	2023
Operating Activities
Net loss	$(278,683)	$(527,940)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	129,484	148,676
Paid-in-kind interest	117,752	53,859
Stock-based compensation expense	54,567	52,015
Loss on extinguishment of debt, net	37,994	108,577
Amortization of upfront incentive consideration	34,317	34,833
Amortization of debt discount and debt issuance costs	29,119	22,743
(Gain) loss on fair value of investment	(3,234)	2,400
Other	4,598	(3,261)
Deferred income taxes	(2,891)	22,287
Provision for expected credit losses	2,059	5,872
Income from discontinued operations	—	(308)
Changes in operating assets and liabilities:
Accounts and other receivables	13,327	(1,454)
Prepaid expenses and other current assets	3,880	51,506
Capitalized implementation costs	(18,250)	(8,862)
Upfront incentive consideration	(9,432)	(13,942)
Other assets	(7,121)	(3,960)
Accrued compensation and related benefits	(31,319)	487
Accounts payable and other accrued liabilities	32,710	60,527
Deferred revenue including upfront solution fees	(38,283)	52,184
Cash provided by operating activities	70,594	56,239
Investing Activities
Additions to property and equipment	(84,148)	(87,423)
Proceeds from disposition of investments in securities and assets	54,834	—
Other investing activities	(300)	664
Purchase of investments	—	(11,200)
Acquisitions, net of cash acquired	—	(12,021)
Cash used in investing activities	(29,614)	(109,980)
Financing Activities
Proceeds of borrowings from lenders	1,755,104	1,530,473
Payments on borrowings from lenders	(1,750,740)	(1,573,729)
Proceeds from borrowings under Securitization Facility	183,500	218,600
Payments on borrowings under Securitization Facility	(91,300)	(108,600)
Debt prepayment fees and issuance costs	(50,325)	(159,589)
Net payment on the settlement of equity-based awards	(6,667)	(5,535)
Dividends paid on preferred stock	—	(16,039)
Proceeds from sale of redeemable shares in subsidiary	—	16,000
Other financing activities	—	4,200
Cash used in financing activities	39,572	(94,219)
Cash Flows from Discontinued Operations
Cash used in operating activities	—	(425)
Cash used in discontinued operations	—	(425)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,278)	1,706
Increase (decrease) in cash, cash equivalents and restricted cash	76,274	(146,679)
Cash, cash equivalents and restricted cash at beginning of period	669,244	815,923
Cash, cash equivalents and restricted cash at end of period	$745,518	$669,244
Cash payments for income taxes	$18,317	$24,332
Cash payments for interest	$382,966	$394,539
Capitalized interest	$8,056	$5,740
Non-cash additions to property and equipment	$23	$—

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EPS, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Net Loss as net loss attributable to common stockholders adjusted for income from discontinued operations, net of tax, net (loss) income attributable to noncontrolling interests, preferred stock dividends, impairment and related charges, acquisition-related amortization, restructuring and other costs, loss on extinguishment of debt, net, other, net, acquisition-related costs, litigation costs, net, indirect tax matters, stock-based compensation, and the tax impact of adjustments.

We define Adjusted EBITDA as loss from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, impairment and related charges, restructuring and other costs, interest expense, net, other, net, loss on extinguishment of debt, net, acquisition-related costs, litigation costs, net, indirect tax matters, stock-based compensation and the (benefit) provision for income taxes.

We define Adjusted EPS as Adjusted Net Loss divided by diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment.

We define Adjusted Net Loss from continuing operations per share as Adjusted Net Loss divided by diluted weighted-average common shares outstanding.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures, fund our investments in technology transformation, and meet working capital requirements. We also believe that Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted

EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them are unaudited and have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•Adjusted EBITDA does not reflect amortization of capitalized implementation costs associated with our revenue contracts, which may require future working capital or cash needs in the future;

•Adjusted Net Loss and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•other companies, including companies in our industry, may calculate Adjusted Net Loss, Adjusted EBITDA, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

We no longer present Adjusted Operating Income (loss) as a non-GAAP measure as it is no longer utilized by management to measure and monitor results for our segments. Management reviews Segment Adjusted EBITDA as the primary measure for our segments' performance.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)
Reconciliation of net loss attributable to common stockholders to Adjusted Net Loss from continuing operations and loss from continuing operations to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss attributable to common stockholders	$(74,698)	$(96,459)	$(278,759)	$(541,865)
Income from discontinued operations, net of tax	—	(825)	—	(308)
Net (loss) income attributable to non-controlling interests(1)	(262)	190	76	(332)
Preferred stock dividends	—	—	—	14,257
Loss from continuing operations	$(74,960)	$(97,094)	$(278,683)	$(528,248)
Adjustments:
Acquisition-related amortization(2a)	9,138	10,194	37,891	40,237
Restructuring and other costs(3)	1,862	9,134	11,653	72,096
Loss on extinguishment of debt, net	—	—	37,994	108,577
Other, net(4)	21,240	(5,667)	21,587	(13,751)
Acquisition-related costs(5)	1,347	678	3,923	2,336
Litigation costs, net(6)	6,384	86	6,875	1,387
Indirect tax matters(7)	2,888	—	21,732	11,451
Stock-based compensation	13,791	13,178	54,567	52,015
Tax impact of adjustments(8)	(12,996)	25,146	10,072	74,203
Adjusted Net Loss from continuing operations	$(31,306)	$(44,345)	$(72,389)	$(179,697)
Adjusted Net Loss from continuing operations per share	$(0.08)	$(0.12)	$(0.19)	$(0.52)
Diluted weighted-average common shares outstanding	385,880	379,524	383,733	346,567

Loss from continuing operations	$(74,960)	$(97,094)	$(278,683)	$(528,248)
Adjustments:
Depreciation and amortization of property and equipment(2b)	17,489	20,032	73,028	85,408
Amortization of capitalized implementation costs(2c)	4,642	4,579	18,565	23,031
Acquisition-related amortization(2a)	9,138	10,194	37,891	40,237
Restructuring and other costs(3)	1,862	9,134	11,653	72,096
Interest expense, net	127,933	122,588	509,643	447,878
Other, net(4)	21,240	(5,667)	21,587	(13,751)
Loss on extinguishment of debt, net	—	—	37,994	108,577
Acquisition-related costs(5)	1,347	678	3,923	2,336
Litigation costs, net(6)	6,384	86	6,875	1,387
Indirect tax matters(7)	2,888	—	21,732	11,451
Stock-based compensation	13,791	13,178	54,567	52,015
Provision for income taxes	(16,375)	18,159	(1,777)	34,729
Adjusted EBITDA	$115,379	$95,867	$516,998	$337,146

Net Loss Margin	(10.5)%	(14.0)%	(9.2)%	(18.6)%
Adjusted EBITDA margin	16.1%	14.0%	17.1%	11.6%

Reconciliation of Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cash provided by operating activities	$82,744	$96,020	$70,594	$56,239
Cash (used in) investing activities	(16,096)	(29,349)	(29,614)	(109,980)
Cash used in (provided by) financing activities	(6,477)	(21,701)	39,572	(94,219)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cash provided by operating activities	$82,744	$96,020	$70,594	$56,239
Additions to property and equipment	(16,096)	(18,813)	(84,148)	(87,423)
Free Cash Flow	$66,648	$77,207	$(13,554)	$(31,184)

Reconciliation of Adjusted EBITDA to Loss from continuing operations in our statement of operations by business segment:

	Three Months Ended December 31, 2024
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted EBITDA	$156,205	$8,956	$(49,782)	$115,379
Less:
Depreciation and amortization of property and equipment(2b)	14,070	3,216	203	17,489
Amortization of capitalized implementation costs(2c)	3,229	1,413	—	4,642
Acquisition-related amortization(2a)	—	—	9,138	9,138
Restructuring and other costs(3)	—	—	1,862	1,862
Acquisition-related costs(5)	—	—	1,347	1,347
Litigation costs, net(6)	—	—	6,384	6,384
Indirect tax matters(7)	—	—	2,888	2,888
Stock-based compensation	—	—	13,791	13,791
Equity method income	747	—	—	747
Operating income (loss)	$138,159	$4,327	$(85,395)	$57,091
Interest expense, net				(127,933)
Other, net(4)				(21,240)
Equity method income				747
Provision for income taxes				16,375
Loss from continuing operations				$(74,960)

	Three Months Ended December 31, 2023
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted EBITDA	$144,694	$5,351	$(54,178)	$95,867
Less:
Depreciation and amortization of property and equipment(2b)	15,137	4,782	113	20,032
Amortization of capitalized implementation costs(2c)	3,148	1,431	—	4,579
Acquisition-related amortization(2a)	—	—	10,194	10,194
Restructuring and other costs(3)	—	—	9,134	9,134
Acquisition-related costs(5)	—	—	678	678
Litigation costs, net(6)	—	—	86	86
Indirect tax matters(7)	—	—	—	—
Stock-based compensation	—	—	13,178	13,178
Equity method income	648	—	—	648
Operating income (loss)	$125,761	$(862)	$(87,561)	$37,338
Interest expense, net				(122,588)
Other, net(4)				5,667
Equity method income				648
Provision for income taxes				(18,159)
Loss from continuing operations				$(97,094)

	Year Ended December 31, 2024
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted EBITDA	$704,576	$38,033	$(225,611)	$516,998
Less:
Depreciation and amortization of property and equipment(2b)	58,080	14,121	827	73,028
Amortization of capitalized implementation costs(2c)	12,698	5,867	—	18,565
Acquisition-related amortization(2a)	—	—	37,891	37,891
Restructuring and other costs(3)	—	—	11,653	11,653
Acquisition-related costs(5)	—	—	3,923	3,923
Litigation costs, net(6)	—	—	6,875	6,875
Indirect tax matters(7)	—	—	21,732	21,732
Stock-based compensation	—	—	54,567	54,567
Equity method income	2,606	—	—	2,606
Operating income (loss)	$631,192	$18,045	$(363,079)	$286,158
Interest expense, net				(509,643)
Other, net(4)				(21,587)
Loss on extinguishment of debt, net				(37,994)
Equity method income				2,606
Benefit for income taxes				1,777
Loss from continuing operations				$(278,683)

	Year Ended December 31, 2023
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted EBITDA	$558,183	$13,212	$(234,249)	$337,146
Less:
Depreciation and amortization of property and equipment(2b)	65,814	18,867	727	85,408
Amortization of capitalized implementation costs(2c)	17,400	5,631	—	23,031
Acquisition-related amortization(2a)	—	—	40,237	40,237
Restructuring and other costs(3)	—	—	72,096	72,096
Acquisition-related costs(5)	—	—	2,336	2,336
Litigation costs, net(6)	—	—	1,387	1,387
Indirect tax matters(7)	—	—	11,451	11,451
Stock-based compensation	—	—	52,015	52,015
Equity method income	2,042	—	—	2,042
Operating income (loss)	$472,927	$(11,286)	$(414,498)	$47,143
Interest expense, net				(447,878)
Other, net(4)				13,751
Loss on extinguishment of debt				(108,577)
Equity method income				2,042
Provision for income taxes				(34,729)
Loss from continuing operations				$(528,248)

Non-GAAP Footnotes

(1) Net (loss) income attributable to noncontrolling interests represents an adjustment to include earnings allocated to noncontrolling interests held in (i) Sabre Travel Network Middle East of 40%, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40%, (iii) Sabre Travel Network Lanka (Pte) Ltd of 40%, (iv) Sabre Bulgaria of 40%, and (v) FERMR Holdings Limited (the direct parent of Conferma Limited) of 19%.

(2) Depreciation and amortization expenses:
a.Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.
b. Depreciation and amortization of property and equipment includes software developed for internal use as well as amortization of contract acquisition costs.
c. Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3) Restructuring and other costs in 2024 and 2023 primarily represents charges and adjustments to charges associated with our cost reduction plan implemented in the second quarter of 2023.

(4) Other, net includes non-operating gains recognized in 2023, $21 million of debt modification costs in 2024 and the impacts of realized and unrealized gains and losses from our investments in securities in all periods presented. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(5) Acquisition-related costs represent fees and expenses incurred associated with acquisition and disposition-related activities.

(6) Litigation costs, net represent charges associated with antitrust litigation. Non-income tax litigation matters have been reclassified to the Indirect tax matters line for all periods presented.

(7) Indirect tax matters represents charges associated with certain DST related to historical periods, which may ultimately be settled in cash, and certain foreign non-income tax litigation matters.

(8) The tax impact of adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions, valuation allowances and other items.